EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Takes Temporary Action Regarding Covid-19

DANBURY, CT – March 20, 2020 -- FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in fuel cell technology focused on utilizing its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy, today announced that in response to the escalating COVID-19 outbreak, the Company has temporarily suspended operations at its Torrington, CT manufacturing facility. The manufacturing facility is anticipated to remain closed through April 20, 2020 and all other FuelCell Energy team members except those performing business critical work that cannot be done off-site will be working remotely through at least April 1, 2020. Construction and maintenance of our projects in the field is currently ongoing. FuelCell Energy will utilize finished goods on hand for near-term, in-flight projects. The Company will continue to comply with state, federal and international regulations that dictate any additional actions the company may be called upon to take in response to COVID-19.

The Company voluntarily took these actions to secure the safety of the Company’s employees, our corporate community as a whole, the communities in which our team members live, and to adhere to CDC recommendations of social distancing and limited public exposure in connection with the COVD-19 pandemic. All team members unable to work from home will continue to receive full pay and benefits for their scheduled shifts during this time. These decisions will be re-evaluated as new information becomes available regarding the COVID-19 pandemic.

“FuelCell Energy has taken these steps to prioritize the health and well-being of our team members, our corporate community and the communities where our team members live,” said Jason Few, President and CEO. “During unprecedented and uncertain times like these, we felt it imperative to act quickly to promote not only compliance with evolving regulations, but demonstrate leadership and social responsibility with regard to the well-being of our people and communities. For our customers, our over 50 global energy platforms currently remain in operation, and we will continue to rely on our remote operating capability to deliver continuous, clean base-load power and in many instances thermal output from our platforms to all of our customers.”

David Lehman, Commissioner of the Connecticut DECD, commented “We know companies all across the state are facing difficult decisions as they deal with the impact of the virus. I sincerely appreciate FuelCell Energy’s proactive approach to protecting public health and their commitment to pay their workers full wages and benefits during this time.”

Few concluded, “All of us at FuelCell Energy appreciate and applaud the healthcare workers, local communities and governments around the world who are on the front line working to contain the coronavirus.  We are happy to do our part to help mitigate the effect of the pandemic on our people and communities and look forward to returning to full production once it is safe to do so.”

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and its business plans and strategies. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, ability to access certain markets, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, access to and ability to raise capital and attract financing, potential volatility of energy prices, rapid technological change, competition, the Company’s ability to successfully implement its new business strategies and achieve its goals, the Company’s ability to achieve its sales plans and cost reduction targets, and the current implications of the novel coronavirus (Covid-19), as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) is a global leader in developing environmentally responsible distributed baseload power solutions through our proprietary fuel cell technology. We develop turn-key distributed power generation solutions and operate and provide comprehensive services for the life of the power plant. We are working to expand the proprietary technologies that we have developed over the past five decades into new products, markets and geographies. Our mission and purpose remains to utilize our proprietary, state-of-the- art fuel cell power plants to reduce the global environmental footprint of baseload power generation by providing environmentally responsible solutions for reliable electrical power, hot water, steam, chilling, hydrogen, microgrid applications, and carbon capture and, in so doing, drive demand for our products and services, thus realizing positive stockholder returns. Our fuel cell solution is a clean, efficient alternative to traditional combustion-based power generation and is complementary to an energy mix consisting of intermittent sources of energy, such as solar and wind turbines. Our systems answer the needs of diverse customers across several markets, including utility companies, municipalities, universities, hospitals, government entities and a variety of industrial and commercial enterprises. We provide solutions for various applications, including utility-scale distributed generation, on-site power generation and combined heat and power, with the differentiating ability to do so utilizing multiple sources of fuel including natural gas, Renewable Biogas (i.e., landfill gas, anaerobic digester gas), propane and various blends of such fuels. Our multi-fuel source capability is significantly enhanced by our proprietary gas-clean-up skid.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy

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